EXHIBIT 5

        Bruce D. Kreiger, Esq.
General Counsel
Blyth, Inc.
One East Weaver Street
Greenwich, Connecticut 06831

June 6, 2003

Blyth, Inc.
One East Weaver Street
Greenwich, Connecticut 06831

Re:    Blyth, Inc.—Registration Statement on Form S-3

Ladies and Gentlemen:

        I have acted as counsel to Blyth, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-3 (the "Registration Statement") of the Company, covering 299,964 shares (the "Shares") of the Common Stock, $0.02 par value per share, of the Company, to be transferred and sold by the selling stockholders identified in the Registration Statement.

        In rendering the opinion set forth herein, I have examined executed copies, telecopies or photocopies of: (i) the Registration Statement; (ii) the Restated Certificate of Incorporation, the Restated By-Laws and minute books of the Company; and (iii) such other records, documents, certificates and other instruments as in my judgment are necessary or appropriate as a basis for the opinion expressed below. In my examination of such documents I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company.

        Based upon the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and exceptions heretofore and hereinafter set forth, I am of the opinion that, when transferred and sold as contemplated by the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

        I do not express, or purport to express, any opinion with respect to the laws of any jurisdiction other than the laws of the State of Connecticut, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

        I hereby consent to the filing of this letter as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission. This opinion is given as of the date hereof and I assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to my attention or any changes in law which may hereafter occur.

Very truly yours,
By:	/s/ BRUCE D. KREIGER, ESQ. Bruce D. Kreiger, Esq.